EXHIBIT 10.20

INDEPENDENT BANK GROUP, INC.

2013 EQUITY INCENTIVE PLAN

1.	Purpose. The purpose of the 2013 EQUITY INCENTIVE PLAN (the “Plan”) is to assist INDEPENDENT BANK GROUP, INC., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase an ownership interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with long term performance incentives to expend their maximum efforts in the creation of shareholder value.

2.	Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

a)	“Award” means any Option, Restricted Stock Award, Deferred Stock Award, Share granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

b)	“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

c)	“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b). If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

d)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

e)	“Board” means the Company’s Board of Directors.

f)	“Cause” shall, with respect to any Participant have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreements, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any noncompetition, nonsolicitation, nondisclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance or (vi) the commission by the Participant of any act, misdemeanor or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

g)	“Change in Control” means a Change in Control as defined with related terms in Section 9(b).

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h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

i)	“Committee” means the Compensation Committee of the Board, which shall be comprised solely of two or more members of the Board, each one of whom is (i) an “outside director” (within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder), (ii) a “nonemployee director” (within the meaning of Rule 16b-3) and (iii) an “Independent” director (within the meaning of the rules of the NASDAQ Global Market); provided however, with respect to powers to grant and establish the terms of Awards to Directors and all other powers that are expressly reserved to the Board under the Plan, references to “Committee” shall be deemed to refer to the Board.

j)	“Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

k)	“Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities or any successor entities, in any capacity of Employee, Director, Consultant or other service provider or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave or any other authorized personal leave.

l)	“Covered Employee” means an Eligible Person who is a “covered employee” within the meaning of Section 162(m)(3) of the Code or any successor provision thereto.

m)	“Deferred Stock” means a right to receive Shares, including Restricted Stock, cash or a combination thereof, at the end of a specified deferral period.

n)	“Deferred Stock Award” means an Award of Deferred Stock granted to a Participant under Section 6(d).

o)	“Director” means a member of the Board or the board of directors of any Related Entity.

p)	“Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

q)	“Discounted Option” means any Option awarded under Section 6(b) with an exercise price that is less than the Fair Market Value of a Share on the date of grant.

r)	“Dividend Equivalent” means a right, granted to a Participant under Section 6(f), to receive cash, Shares, other Awards or other property equal in value to regular dividends paid with respect to a specified number of Shares, or other periodic payments.

s)	“Effective Date” means the effective date of the Plan, which is February 21, 2013.

t)	“Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Code Section 424(e) and Section 424(f), respectively) shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

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u)	“Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

w)	“Fair Market Value” means the fair market value of Shares, Awards or other property as determined in good faith by the Committee or under reasonable procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a Share as of any given date shall be the closing sale price per Share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Shares are traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

x)	“Good Reason” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Good Reason” shall have the equivalent meaning or the same meaning as “good reason” or “for good reason” set forth in any employment, consulting or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) a reduction in base salary, a material change in the calculation of the performance bonus program applicable to the Participant, relocation of the Participant’s primary place of employment by 50 miles or more, or a meaningful reduction in material functional responsibilities, excluding for this purpose an isolated, insubstantial and/or inadvertent action not taken in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and/or inadvertent failure not occurring in bad faith and which is remedied by the Company or a Related Entity promptly after receipt of written notice thereof given by the Participant.

y)	“Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

z)	“Independent,” when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the NASDAQ Global Market or any national securities exchange on which any securities of the Company are listed or quoted for trading, and if not listed or quoted for trading, by the rules of the NASDAQ Global Market.

aa)	“Incumbent Board” means the Incumbent Board as defined in Section 9(b)(ii).

bb)	“Option” means a right granted to a Participant under Section 6(b) to purchase Shares or other Awards at a specified price during specified time periods.

cc)	“Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

dd)	“Option Proceeds” shall mean the cash actually received by the Company for the exercise price in connection with the exercise of Options that are exercised after the Effective Date of the Plan. With respect to Options, to the extent that a Participant pays the exercise price and/or withholding taxes with Shares, Option Proceeds shall not be calculated with respect to the amounts so paid in Shares.

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ee)	“Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

ff)	“Participant” means a person who has been granted an Award under the Plan that remains outstanding, including a person who is no longer an Eligible Person.

gg)	“Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 6(g).

hh)	“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

ii)	“Performance Share” means any grant pursuant to Section 6 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

jj)	“Performance Unit” means any grant pursuant to Section 6 of a unit valued by reference to a designated amount of property (including cash) other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, other property or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

kk)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and Section 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

ll)	“Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by Board in which the Company or a Subsidiary holds a substantial ownership interest, directly or indirectly.

mm)	“Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

nn)	“Restricted Stock Award” means an Award granted to a Participant under Section 6(c).

oo)	“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

pp)	“Shares” means the shares of Common Stock of the Company, par value $0.01 per share, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c).

qq)	“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

rr)	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines.

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3.	Administration.

a)	Authority of the Committee. The Plan shall be administered by the Committee, except to the extent the Board elects to administer the Plan, in which case the Plan shall be administered by only those directors who are Independent Directors, in which case references herein to the “Committee,” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person in a manner consistent with the treatment of other Eligible Persons.

b)	Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act. Any action of the Committee shall be final, conclusive and binding on all persons, including the Company, its Related Entities, Participants, Beneficiaries, transferees under Section 10(b) or other persons claiming rights from or through a Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or Employees of the Company or any Related Entity, or committees thereof, the authority, subject to such terms as the Committee shall determine to perform such functions, including administrative functions as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3 (d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.

c)	Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.	Shares Subject to Plan.

a)	Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 10(c), the maximum aggregate number of Shares that may be (i) issued under the Plan pursuant to the exercise of Options and (ii) issued pursuant to Restricted Stock Awards, Deferred Shares and Performance Shares is 800,000 Shares. No Participant may receive Awards representing more than 100,000 Shares in any one calendar year. In addition, the maximum number of Performance Units that may be granted to a Participant in any one calendar year is 100,000 for each full or fractional year included in the Performance Period for the grant of

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Performance Units during such calendar year. This limitation shall be applied as of any date by taking into account the number of Shares available to be made the subject of new Awards as of such date, plus the number of Shares previously issued under the Plan and the number of Shares subject to outstanding Awards as of such date. Any Share delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

b)	Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award or, in the case of an Award relating to Shares but settled only in cash, the number of Shares to which such Award relates, exceeds the number of Shares remaining available under the Plan, minus the number of Shares deliverable in settlement of or relating to then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

c)	Availability of Shares Not Delivered Under Awards.

i.	If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award or award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or nonissuance, again be available for Awards under the Plan, subject to Section 4(c)(v).

ii.	In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option, or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan.

iii.	Shares reacquired by the Company, if any, on the open market using Option Proceeds shall be available for Awards under the Plan. The increase in Shares available pursuant to the repurchase of Shares with Option Proceeds shall not be greater than the amount of such proceeds divided by the Fair Market Value of a Share on the date of exercise of the Option giving rise to such Option Proceeds.

iv.	Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of Common Stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

v.	Any Shares that again become available for grant pursuant to this Section 4(c) shall be added back to the Shares available for grant under the Plan on a one (1) Share to one (1) Share basis as if such Shares were granted under the Plan.

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vi.	Notwithstanding anything in this Section 4(c) to the contrary and solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(c) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

d)	No Further Awards Under Prior Plan. In light of the adoption of this Plan, no further awards shall be made under any prior plans after the Effective Date.

5.	Eligibility; Per-Person Award Limitations. Awards may be granted under the Plan only to Eligible Persons. Subject to adjustment as provided in Section 10(c), in each calendar year during any part of which the Plan is in effect, no Participant may be granted (i) Options with respect to more than 100,000 Shares or (ii) Restricted Stock, Performance Shares and/or Other Stock-Based Awards with respect to more than 100,000 Shares.

6.	Specific Terms of Awards.

a)	General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, no consideration other than services may be required for the grant (but not the exercise) of any Award.

b)	Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

i.	Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Section 424(e) and Section 424(f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted.

ii.	Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including cash, Shares, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of the Sarbanes-Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

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iii.	Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

A.	the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Section 424(e) and Section 424(f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

B.	the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Section 424(e) and Section 424(f) of the Code, respectively) during any calendar year exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000.

c)	Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

i.	Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan, covering a period of time specified by the Committee (the “Restriction Period”). The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Awards of Restricted Stock shall specifically include granted or Awarded Shares that have yet to vest. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the Restriction Period, subject to Section 10(b), the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

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ii.	Forfeiture. If the Participant’s Continuous Service during the applicable Restriction Period is terminated voluntarily by the Participant without Good Reason or by the Company for Cause, then the Participant’s Restricted Stock that is at that time subject to restriction shall be forfeited and reacquired by the Company. If the Participant’s Continuous Service during the applicable Restriction Period is terminated due to the death or Disability of the Participant, by the Participant for Good Reason, or by the Company not for Cause, then the Participant’s Restricted Stock shall automatically vest and shall no longer be subject to restriction.

iii.	Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

iv.	Stock Splits. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

v.	Minimum Vesting Period. Except for certain limited situations (including termination of employment, a Change in Control referred to in Section 9, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Awards or other incentive compensation, or grants to Directors), Restricted Stock Awards subject solely to future service requirements shall have a Restriction Period of not less than three years from date of grant (but permitting pro-rata vesting over such time).

d)	Deferred Stock Award. The Committee is authorized to grant Deferred Stock Awards to any Eligible Person on the following terms and conditions:

i.	Award and Restrictions. Satisfaction of a Deferred Stock Award shall occur upon expiration of the deferral period specified for such Deferred Stock Award by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, a Deferred Stock Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Deferred Stock Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Deferred Stock, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Deferred Stock Award, a Deferred Stock Award carries no voting or dividend or other rights associated with Share ownership.

ii.	Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Deferred Stock Award), the Participant’s Deferred Stock Award that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to a Deferred Stock Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Deferred Stock Award.

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iii.	Dividend Equivalents. Unless otherwise determined by the Committee at date of grant, any Dividend Equivalents that are granted with respect to any Deferred Stock Award shall be either (A) paid with respect to such Deferred Stock Award at the dividend payment date in cash or in Shares of unrestricted stock having a Fair Market Value equal to the amount of such dividends or (B) deferred with respect to such Deferred Stock Award and the amount or value thereof automatically deemed reinvested in additional Deferred Stock, other Awards or other investment vehicles, as the Committee shall determine.

e)	Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

f)	Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards or other property equal in value to the regular dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.

g)	Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares or other Awards, on terms and conditions established by the Committee, subject to the provisions of Section 8. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than 12 months nor longer than five years, except as provided in Section 8 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 8. The amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

h)	Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including loans from the Company or a Related Entity; provided that such loans are not in violation of the Sarbanes Oxley Act of 2002, or any rule or regulation adopted thereunder or any other applicable law), paid for at such times, by such methods, and in such forms, including cash, Shares, other Awards or other property, as the Committee shall determine.

IBG 2013 Equity Incentive Plan	10

7.	Certain Provisions Applicable to Awards.

a)	Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee and subject to compliance with law and the rules of the NASDAQ Global Market, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Stock subject to the Award is equivalent in value to the cash compensation (for example, Deferred Stock or Restricted Stock), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Stock minus the value of the cash compensation surrendered.

b)	Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code).

c)	Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. Any installment or deferral provided for in the preceding sentence shall, however, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities and Exchange Commission thereunder, and all applicable rules of the NASDAQ Global Market or any national securities exchange on which the Company’s securities are listed or quoted for trading and, if not listed or quoted for trading on either the NASDAQ Global Market or a national securities exchange, then the rules of the NASDAQ Global Market. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Committee (subject to Section 10(e), including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

d)	Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be nonexempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

IBG 2013 Equity Incentive Plan	11

8.	Code Section 162(m) Provisions.

a)	Covered Employees. If and to the extent that the Committee determines at the time a Restricted Stock Award, a Performance Award or an Other Stock-Based Award is granted to an Eligible Person who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 8 is applicable to such Award.

b)	Performance Criteria. If a Restricted Stock Award, a Performance Award or an Other Stock-Based Award is subject to this Section 8, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be contingent upon achievement of one or more objective performance goals. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder, including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” One or more of the following business criteria for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity (except with respect to the total shareholder return and earnings per share criteria for a Related Entity) shall be used by the Committee in establishing performance goals for such Performance Awards: (1) earnings per share; (2) increase in interest income or net interest income; (3) net interest margin; (4) return on assets, investment, capital or equity; (5) increase in cash flows; (6) net income; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses that might be paid under any ongoing bonus plans of the Company; (7) management of fixed costs or variable costs; (8) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (9) total shareholder return; (10) debt reduction; and (11) increases in assets under management.

c)	Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period no shorter than 12 months and no longer than five years, as specified by the Committee. Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

d)	Adjustments. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with Awards subject to this Section 8, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of an Award subject to this Section 8. The Committee shall specify the circumstances in which such Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a Performance Period or settlement of Awards.

9.	Change in Control.

a)	Effect of “Change in Control.” Subject to Section 9(a)(iv), and if and only to the extent provided in the Award Agreement, or to the extent otherwise determined by the Committee, upon the occurrence of a “Change in Control,” as defined in Section 9(b):

i.	Any Option that was not previously vested and exercisable as of the time of the Change in Control shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a).

ii.	Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Deferred Stock Award or an Other Stock-Based Award subject

IBG 2013 Equity Incentive Plan	12

only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof.

iii.	With respect to any outstanding Performance Award, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award subject to achievement of performance goals and conditions under the Plan, (A) a pro rata portion of the Award shall be considered earned and payable based on the portion of the Performance Period completed as of the date of the Change in Control and based on performance to such date, or if performance to such date is not determinable, based on target performance and (B) the value at target performance of the remaining portion of the Award shall be converted to a Restricted Stock Award, or a Deferred Stock Award for purposes of Section 9(a)(iv). If Awards are not assumed or substituted for by the successor company pursuant to Section 9(a)(iv), then the full Award shall be considered earned and payable.

iv.	Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for an Option, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, then each outstanding Option, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall not be accelerated as described in Section 9(a)(i), Section 9(a)(ii) and Section 9(a)(iii). For the purposes of this Section 9(a)(iv), an Option, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award shall be considered assumed or substituted for if following the Change in Control the award confers the right to purchase or receive, for each Share subject to the Option, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Restricted Stock Award, Deferred Stock Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

b)	Definition of “Change in Control”. Unless otherwise specified in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

i.	The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 9(b), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company; (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or

IBG 2013 Equity Incentive Plan	13

ii.	During any period of two (2) consecutive years (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii.	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

iv.	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

10.	General Provisions.

a)	Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Shares or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements or other obligations.

IBG 2013 Equity Incentive Plan	14

b)	Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions that the Committee may impose thereon). A Beneficiary, transferee or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

c)	Adjustments.

i.	Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer such that a substitution, exchange or adjustment is determined by the Committee to be appropriate, then the Committee shall, in such manner as it may deem equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate.

ii.	Adjustments in Case of Certain Corporate Transactions. In the event of any proposed sale of all or substantially all of the Company’s assets or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, or in which the Shares are exchanged for or converted into securities issued by another entity, the successor or acquiring entity or an affiliate thereof may, with the consent of the Committee, assume each outstanding Award or substitute an equivalent option, right or other award. If the successor or acquiring entity or an affiliate thereof, does not cause such an assumption or substitution of any Award, then that Award shall terminate upon consummation of the sale, merger, consolidation or other corporate transaction, with or without consideration as determined by the Committee. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his exercise of any Awards upon the consummation of the transaction.

iii.

Other Adjustments. In addition, the Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Section 162(m) of the Code) is authorized to make adjustments in the terms and

IBG 2013 Equity Incentive Plan	15

conditions of, and the criteria included in, Awards (including Performance Awards, or performance goals relating thereto) in recognition of unusual or nonrecurring events (including acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options and Performance Awards granted under Section 8(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

d)	Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem necessary or advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

e)	Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the Annual Meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including Rule 16b-3, Code Section 162(m) or the Treasury regulations under Section 422 of the Code) or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under such Award. Notwithstanding anything to the contrary, the Committee shall be authorized to amend any outstanding Option to reduce the exercise price or grant price without the prior approval of the shareholders of the Company if such new exercise price is equal to or greater than the then current Fair Market Value of a Share. In addition, the Committee shall be authorized to cancel outstanding Options and replace such Options with Awards having a lower exercise price without the prior approval of the shareholders of the Company if such new exercise price is equal to or greater than the then current fair market value of a Share.

f)

Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or

IBG 2013 Equity Incentive Plan	16

Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred Shares in accordance with the terms of an Award.

g)	Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

h)	Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable, including incentive arrangements and awards that do not qualify under Section 162(m) of the Code.

i)	Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

j)	Governing Law. The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the jurisdiction of incorporation of the Company without giving effect to principles of conflict of laws and excluding (to the greatest extent permissible by law) any rule of law that would cause the application of the laws of any jurisdiction other than the laws of the jurisdiction of incorporation of the Company.

k)	Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

l)	Plan Effective Date and Shareholder Approval; Termination of Plan. The Plan was adopted by the Board on the Effective Date and approved by the shareholders of the Company on the day following the Effective Date. The Plan shall terminate at the earliest of (a) termination of this Plan by the Board or (b) the tenth anniversary of the Effective Date. However, Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised, vested, terminated or have expired, and the Plan shall continue to govern such Awards.

m)	Construction. The terms “includes” and “including” means includes or including “without limitation.”

(END OF PLAN)

IBG 2013 Equity Incentive Plan	17

THE SECURITIES SUBJECT TO THIS GRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AS AMENDED, OR ANY OTHER SECURITIES STATUTE. NO SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SECURITIES, OR OF ANY INTEREST THEREIN, MAY BE MADE OR SHALL BE RECOGNIZED UNLESS IN THE SATISFACTORY WRITTEN OPINION OF COUNSEL FOR, OR OTHER COUNSEL SATISFACTORY TO, THE ISSUER SUCH TRANSACTION WOULD NOT VIOLATE OR REQUIRE REGISTRATION UNDER SUCH ACT OR OTHER STATUTE.

RS Grant No.	Date of Grant:	No. Shares:

INDEPENDENT BANK GROUP, INC.

RESTRICTED STOCK AWARD AGREEMENT

pursuant to the

INDEPENDENT BANK GROUP, INC. 2013 EQUITY INCENTIVE PLAN

This Restricted Stock Award Agreement (this “Award Agreement”) is made and entered into as of                 , between Independent Bank Group, Inc., a Texas corporation (the “Company”), and                  (“Grantee”) to evidence a Restricted Stock Award made to Grantee as of the date hereof under the Independent Bank Group, Inc. 2013 Equity Incentive Plan (the “Plan”). Capitalized terms not defined herein shall have the meanings assigned thereto in the Plan.

1. Grant of Restricted Stock. The Company hereby grants an award of                 shares of its common stock (the “Restricted Shares”) to Grantee, subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference, except to the extent otherwise expressly provided in this Award Agreement.

2. Vesting of Restricted Shares. Subject to the restrictions and conditions set forth in this Award Agreement and the Plan, the Restricted Shares shall Vest (as defined below) and become “Vested Shares” in accordance with the following schedule:

[INSERT VESTING SCHEDULE]

As used in this Restricted Stock Award Agreement, the word “Vest” shall refer to the termination of all forfeiture provisions set forth herein with respect to the Restricted Stock Award or a specified portion thereof.

3. Risk of Forfeiture. In the event of termination of the business (including employment) relationship of Grantee prior to Vesting of the Restricted Shares pursuant to Section 2 above or as otherwise provided in the Plan, Grantee shall forfeit all right to any nonvested Restricted Shares.

IBG Restricted Stock Award Agreement

4. Option of the Company to Purchase Shares.

(a) In the event of the termination of the business (including employment) relationship of Grantee at any time and for any reason whatsoever, the Company, at any time within twelve (12) months of such termination, shall have the option (but shall not be obligated) to purchase any or all of the Restricted Shares that have Vested owned by Grantee and Grantee’s successors or permitted assignees (direct or indirect). For purposes of this Section 4 and Section 5 hereof, any reference to Grantee shall (when applicable) be deemed to be and include references to Grantee’s successors, heirs, personal representatives and permitted assignees (direct or indirect).

(b) The option specified in Section 4(a) hereof, to the extent applicable, may be exercised by the Company at any time within twelve (12) months after the termination of the business relationship of Grantee with the Company by the sending of Registered Notice (as defined in Section 5(c) hereof) of such exercise to Grantee, specifying the time and date on which payment to Grantee of the purchase price, as determined in accordance with Section 4(d) hereof, of such shares of Grantee to be purchased by the Company is to be made and the number of shares to be so purchased by the Company. The date specified shall not be later than sixty (60) days after the date such Registered Notice is sent. Settlement of the purchase of Grantee’s shares under this Section 4 shall be held at the principal executive office of the Company or at such other place as the Company shall notify Grantee. At settlement, Grantee shall deliver to the Company the certificate or certificates representing such shares, along with stock powers or other instruments of transfer, duly endorsed and, simultaneously therewith, the Company shall deliver to Grantee a check in the amount of the purchase price of the shares being purchased by the Company.

(c) In the event that Grantee is unable to, or for any reason does not, deliver to the Company such certificate or certificates, stock powers or other instruments of transfer, duly endorsed and in accordance with the provisions of this Section 4 or Section 5 hereof, the Company may, in its sole discretion, deposit a check, in the total amount of the purchase price, as determined in accordance with Section 4(d) hereof, whichever is applicable with any bank doing business within sixty (60) miles of the Company’s principal executive office or with the accountant or accountants then servicing the Company, as agent or trustee, or in escrow for Grantee, to be held by such bank or accountant or accountants until withdrawn by Grantee. Upon such deposit by the Company, Grantee’s shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to the Company, and Grantee shall have no further rights with respect thereto.

(d) The per share purchase price of the shares to be purchased and sold pursuant to this Section 4 shall be the Fair Market Value of the shares as determined by the committee referred to in Section 1.4 of the Plan (the “Committee”) as of the calendar month end immediately prior to the date of termination of such business relationship.

IBG Restricted Stock Award Agreement	2

5. Right of First Refusal.

(a) In the event that Grantee shall receive a Bona Fide Offer (as defined in Section 5(b) hereof) to purchase all (but not less than all) of the Restricted Shares that have Vested then owned by Grantee, and in the further event that Grantee is willing to accept such Bona Fide Offer, Grantee shall promptly send Registered Notice (as defined in Section 5(c) hereof) to the Company, offering to sell such shares to the Company at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer. The Company shall then have such rights and privileges, for the prescribed time periods, as are set forth in Section 5(d) hereof.

(b) Whenever, in this Award Agreement, the term “Bona Fide Offer” is used, such term shall mean an offer in writing, signed by an offeror or offerors (who must be a person or persons financially capable of carrying out the terms of such Bona Fide Offer) not affiliated in any manner with, or related to, or acting in concert with, Grantee, in a form legally enforceable against such nonaffiliated and unrelated offeror or offerors.

(c) Whenever, in this Award Agreement, the term “Registered Notice” is used, such term shall mean notice sent by hand delivery or by registered or certified mail (return receipt requested and first-class postage prepaid); and, if such Registered Notice is sent with respect to a Bona Fide Offer (as provided for in Section 5(a) hereof), such Registered Notice shall contain a true and complete copy of the Bona Fide Offer, setting forth the price and all terms and conditions, with the name(s), address(es) (both home and office) and business(es) or other occupation(s) of the nonaffiliated and unrelated offeror or offerors. Any notice that does not contain all such requisite information shall not be considered a “Registered Notice” for the purposes of this Award Agreement.

(d) Whenever, under this Award Agreement, a Bona Fide Offer to purchase shares has been received by Grantee, and Registered Notice thereof has been sent to the Company, the following procedure shall be complied with: For a period of thirty (30) days from its receipt of such Registered Notice, the Company shall have the right, at its sole option, to purchase the shares so offered. The aforesaid right of the Company may be exercised by the Company by sending Registered Notice of such exercise to Grantee within such 30-day period. Such notice shall specify the time and date on which settlement in connection with the exercise of such right is to be made. The date specified shall not be later than ninety (90) days from the date of sending of such notice by the Company. Settlement on the purchase of Grantee’s shares under this Section 5 shall be held at the principal executive office of the Company or at such other place as the Company and Grantee shall otherwise agree. At settlement, Grantee shall deliver to the Company the materials required by the Company and, simultaneously therewith, the Company shall deliver to Grantee the purchase price for such shares in the amount, manner and form provided for in the Bona Fide Offer.

(e) If the Company shall not elect, within such 30-day period, to purchase all of the shares covered by the Bona Fide Offer, Grantee shall have the right to accept the Bona Fide Offer in whole (but not in part) and to sell such shares, subject to the provisions and restrictions of this Award Agreement, but only in strict accordance with

IBG Restricted Stock Award Agreement	3

all of the provisions of the Bona Fide Offer and only if the sale is fully consummated within ninety (90) days after the sending of the Registered Notice pursuant to Section 5(a) hereof. In the event that such sale is not fully consummated within ninety (90) days after the sending of such Registered Notice, the provisions of this Section 5 must again be complied with by Grantee before Grantee may sell all of Grantee’s shares pursuant to this Section 5.

(f) Notwithstanding any other provision of this Award Agreement, to the extent that there shall be a conflict between the provisions of this Section 5 and Section 4 hereof, the provisions of Section 4 hereof shall take precedence over the provisions of this Section 5, and this Section 5 shall be of no force or effect. To the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any applicable Stockholder Agreement, the provisions of this Agreement shall control. Any option of the Company specified in this Section 5 or Section 4 hereof may be assigned by the Company to any person or entity and, in such event, any reference in this Award Agreement to such option of the Company (and the closing upon a purchase of any Shares thereunder) shall, unless the context otherwise requires, be deemed to be a reference to such other person or entity.

(g) Strict compliance by Grantee shall be required with each and every provision of this Award Agreement and particularly with the procedures set forth in the provisions of Section 4 hereof and this Section 5.

6. Co-Sale Obligations. Upon receipt of a bona fide offer to purchase all of the common stock of the Company, the holders of more than fifty percent (50%) in interest of the Company’s common stock outstanding on a fully diluted basis, by a written agreement (the “Purchase Agreement”) signed by all such holders (collectively, the “Selling Group”), may require that the holders of common stock other than members of the Selling Group (the “Non-Selling Group”) also sell all of their common and other capital stock at the price and upon the terms and conditions set forth in the Purchase Agreement. The Selling Group shall give Registered Notice of the Purchase Agreement, which notice shall include a copy of the executed Purchase Agreement. The closing of any such purchase shall be completed without avoidable delay, but in any event not later than sixty (60) days after the Registered Notice to the Non-Selling Group by the Selling Group is received or such other later date as specified in the Purchase Agreement. Each such member of the Non-Selling Group shall be deemed to have consented to the sale under the Purchase Agreement of all of the outstanding common stock and other outstanding capital stock, if any, owned by it to such third party or parties, and all parties agree that the stockholders of the Company shall sell all of such outstanding common stock and applicable other capital stock owned by them pursuant to the terms and conditions of the Purchase Agreement. Notwithstanding any other provision of this Award Agreement, to the extent that there shall be a conflict between the provisions of this Section 6 and Section 5 hereof, the provisions of Section 6 hereof shall take precedence over the provisions of Section 5, and Section 5 shall be of no force or effect.

7. Transferability of Restricted Shares. Restricted Shares may not be assigned, encumbered or transferred, whether by operation of law or otherwise, except as provided in the Plan. In no event may unvested Restricted Shares be assigned, encumbered or transferred. The

IBG Restricted Stock Award Agreement	4

provisions of this Award Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto, the successors and assigns of the Company and Grantee’s successors or permitted assigns.

8. Notice of Transfer. The Grantee or any person or entity to whom the Restricted Shares shall have been transferred in accordance with the Plan and this Award Agreement shall give notice to the Company promptly after such transfer. Such notice shall specify the number of Restricted Shares sold or otherwise disposed of and be directed to the address set forth in Section 9 below.

9. Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, TX 75069-3257. Any notices hereunder to the Grantee shall be delivered personally or mailed to the Grantee’s address on the signature page hereto. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Company or to the Grantee, as the case may be.

10. Retention of Stock Certificate(s) by the Company. Until the Restricted Shares have Vested, the stock certificates evidencing the Restricted Shares will be registered in the name of Grantee but held in the custody of the Company, together with duly endorsed stock powers and an irrevocable proxy (each in the form attached hereto) authorizing the Board of Directors of the Company to vote Grantee’s unvested Restricted Shares, with full power of substitution, by written consent or agreement (as permitted by the Company’s Certificate of Incorporation, as amended, its Bylaws and the laws of the State of Texas pertaining to stockholder rights) and at all meetings of the stockholders of the Company. As soon as practicable after the date upon which any Restricted Shares become Vested, the Company shall deliver to Grantee a certificate or certificates representing such Vested shares, registered in the name of Grantee. The irrevocable proxy shall remain in full force and effect with respect to each Restricted Share covered thereby until the earlier of (a) termination of the irrevocable proxy by the Board of Directors of the Company or (b) such time as restrictions on such Restricted Share have lapsed and it has become a Vested share.

11. Issuance. Certificates representing the Restricted Shares granted hereunder shall be registered in the name of the Grantee and shall be marked with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO THE TERMS OF THE INDEPENDENT BANK GROUP, INC. 2013 EQUITY INCENTIVE PLAN AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE ENCUMBERED IN ANY MANNER EXCEPT AS IS SET FORTH IN THE TERMS OF SUCH AWARD DATED                 , 20    . THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER SECURITIES LAW. NO SALE, TRANSFER OR OTHER DISPOSITION OF SUCH SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE OR SHALL BE RECOGNIZED UNLESS IN THE SATISFACTORY WRITTEN OPINION OF COUNSEL FOR, OR OTHER COUNSEL SATISFACTORY TO, THE ISSUER SUCH TRANSACTION WOULD NOT VIOLATE OR REQUIRE REGISTRATION UNDER THE ACT OR OTHER LAW.

IBG Restricted Stock Award	5

Such certificates shall be left on deposit with the Company, along with a stock power endorsed in blank until such time as the Restricted Shares have Vested.

12. Plan and Plan Interpretations as Controlling. This award of Restricted Stock and the term sand conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling, including in the event of conflict. All determinations and interpretations of the Committee shall be binding and conclusive upon Grantee and its successors or permitted assigns with regard to any question arising under this Award Agreement or under the Plan.

13. Withholding Taxes. Participant agrees that, if he or she makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with regard to the Restricted Shares, he will so notify the Company in writing within three (3) days after making such election, so as to enable the Company to timely comply with any applicable governmental reporting, withholding or other requirements. The Company has the right to require Grantee or such other person to pay the Company the amount of any taxes that the Company is required to withhold with respect to the Restricted Shares. No discretion or choice shall be conferred upon Grantee, or other person entitled to receive Restricted Shares, with respect to the form, timing or method of any such tax withholding.

14. No Right to Employment. Neither the Company nor any Affiliate is obligated by or as a result of the Plan or this Award Agreement to continue Grantee in the employment of, or service to, the Company, or commence an employment or service relationship with Grantee, and neither the Plan nor this Award Agreement shall interfere in any way with the right of the Company or any Affiliate to terminate the employment of, or consulting or advisory relationship with, Grantee at any time.

15. Severability. In the event that one or more of the provisions of this Award Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16. Governing Law. This Award Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas; provided, however, that the laws of the State of Texas pertaining to stockholder rights shall govern the rights of Grantee as a stockholder of the Company to the extent provided in such laws.

17. Grantee’s Acceptance of Award Agreement. The issuance of the Restricted Shares to Grantee is conditioned upon the acceptance by Grantee of the terms of this Award Agreement and of the Plan (Exhibit A hereto), as evidenced by Grantee’s execution and delivery of this Award Agreement, the attached stock power (Exhibit B hereto), Joint Escrow Instructions

IBG Restricted Stock Award Agreement	6

(Exhibit C hereto) and the attached irrevocable proxy (Exhibit D hereto), to the attention of the Company’s Chairman no later than thirty (30) days after the date of this Award Agreement. In addition, the issuance of the Restricted Shares to Grantee is conditioned upon the Grantee entering into the attached Employee Agreement (Exhibit E hereto) with the Company.

18. Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

19. Ownership Rights. Grantee is not entitled to the voting and ownership rights applicable to unvested Restricted Shares, other than the right to receive any cash dividends that may be paid on such Restricted Shares.

20. No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Grantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Award Agreement.

(Signature page follows)

IBG Restricted Stock Award Agreement	7

IN WITNESS WHEREOF, the undersigned has executed this Award Agreement as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:
Name:
Title:

IBG Restricted Stock Award Agreement	8

ACKNOWLEDGMENT AND AGREEMENT

I hereby acknowledges (i) receipt of this Restricted Stock Award, (ii) the opportunity to review the Plan, and (iii) that I have had an opportunity to discuss this Restricted Stock Award with a representative of the Company and my personal advisors, to the extent I deem necessary or appropriate, and (iv) I understand the terms and provisions of this Award Agreement and the Plan, and further understand and expressly hereby agree that by signing below I am agreeing to be bound by all such terms and provisions of this Award Agreement and the Plan. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Board of Directors, as applicable, upon any questions arising under this Award Agreement or the Plan. I hereby further represent, acknowledge and agree that I have no other Awards with respect to shares of stock or equity in the Company, validly granted, verbally promised or otherwise, prior to the effective date of this Award Agreement, except as otherwise described on Exhibit F to this Award Agreement. I further acknowledge, agree and understand that the Company is relying on the statements contained herein with respect to the granting of the Award as provided herein.

I hereby represent, warrant, and covenant to the Company that:

(a) I am acquiring the Restricted Shares for my own account, for investment, and not for distribution or resale, and I will make no transfer of such Restricted Shares except in compliance with applicable federal and state securities laws and in accordance with the provisions of the Plan and the Award Agreement.

(b) I can bear the economic risk of the investment in the Restricted Shares, including a total loss of my investment.

(c) I am experienced in business and financial matters and am capable of (i) evaluating the merits and risks of an investment in the Restricted Shares; and (ii) protecting my interests in connection therewith.

(d) Any subsequent offer for sale or distribution of any of the Restricted Shares shall be made only pursuant to (i) a registration statement on an appropriate form under the Act, which registration statement has become effective and is current with regard to the shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Act, it being understood that to the extent any such exemption is claimed, I shall, prior to any offer for sale or sale of such shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Committee, from counsel for or approved by the Committee, as to the applicability of such exemption thereto.

Dated as of the             day of                 , 20    .

GRANTEE

Printed Name:

Address:

IBG Restricted Stock Award Agreement	9

EXHIBIT A

INDEPENDENT BANK GROUP, INC. 2013 EQUITY INCENTIVE PLAN

IBG Restricted Stock Award Agreement	10

EXHIBIT B

STOCK POWER

IBG Restricted Stock Award Agreement/Stock Power

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Independent Bank Group, Inc., a Texas corporation (the “Company”), an aggregate of                     (            ) shares of the common stock, par value $0.01 per share, of the Company standing in his name on the books of the Company and represented by stock certificate no.             , and does hereby irrevocably constitute and appoint             , as his attorney-in-fact to transfer such shares on the books of the Company, with full power of substitution in the premises.

Printed Name:

Date:

Tax Identification Number

IBG Restricted Stock Award Agreement/Stock Power

EXHIBIT C

JOINT ESCROW INSTRUCTIONS

IBG Restricted Stock Award Agreement/Joint Escrow Instructions

JOINT ESCROW INSTRUCTIONS

            , 20

Treasurer

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, TX 75069-3257

Dear Treasurer:

As Escrow Agent for both Independent Bank Group, Inc., a Texas corporation (together with its successor and assigns, the “Company”), and                 (“Grantee”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Award Agreement (the “Award Agreement”), dated as of the date hereof, to which the copy of these Joint Escrow Instructions is attached as Exhibit C, in accordance with the following instructions:

1. At the closing, you are directed to (a) date the stock assignments necessary for the transfer in question, (b) fill in the number of shares being transferred, and (c) deliver same, together with the certificate(s) evidencing the Restricted Shares to be transferred, to the Company against the simultaneous delivery to you of the purchase price (in the form permitted by the Award Agreement) for the number of Restricted Shares being purchased.

2. In the event the Company gives to you five (5) business day’s notice that Grantee will forfeit Restricted Shares pursuant to the Award Agreement, upon the expiration of such five (5) business days you are directed (i) to date the stock assignments necessary for the transfer in question, (ii) to fill in the number of shares being transferred, and (iii) to deliver the same, together with the certificate evidencing the Restricted Shares to be transferred, to the Company for cancellation.

3. Grantee irrevocably authorizes the Company to deposit with you any certificates evidencing the Restricted Shares to be held by you hereunder and any and all additions and substitutions (including dividends) to said shares as referred to in the Award Agreement. Grantee does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and complete any transaction herein contemplated. Subject to the provisions of this paragraph 3, Grantee shall exercise all rights and privileges of a stockholder of the Company while the Restricted Shares are held by you.

4. This escrow shall terminate with respect to Restricted Shares upon the vesting thereof in accordance with the provisions of Section 2 of the Award Agreement.

5. If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Grantee, you shall deliver all of same to Grantee and shall be discharged of all further obligations hereunder.

6. Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7. You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Grantee while acting in good faith and in the exercise of your own good judgment, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

IBG Restricted Stock Award Agreement/Joint Escrow Instructions

8. You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9. You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents on papers deposited or called for hereunder.

10. This instrument shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, personal representatives, estates, successors and permitted assigns.

11. Your responsibilities as Escrow Agent hereunder shall terminate if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint your successor as successor Escrow Agent, which successor Escrow Agent shall become a party to this Agreement in your place.

12. If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

13. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings, or you may, at your option, deposit all securities and other documents held by you pursuant hereto in any court of competent jurisdiction and institute an interpleader proceeding, whereupon you shall be relieved of all liabilities and obligations hereunder.

14. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days’ advance written notice to each of the other parties hereto. Any notice so addressed and otherwise delivered shall be deemed to be given when actually received by the addressee.

COMPANY:	Independent Bank Group, Inc. 1600 Redbud Boulevard, Suite 400, McKinney, TX 75069-3257

GRANTEE:

ESCROW AGENT:	Treasurer of Independent Bank Group, Inc. c/o Independent Bank Group, Inc. 1600 Redbud Boulevard, Suite 400, McKinney, TX 75069-3257

15. By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become party to the Agreement.

IBG Restricted Stock Award Agreement/Joint Escrow Instructions

16. You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder. You may rely upon the advice of such counsel, and you may pay such counsel reasonable compensation therefor.

17. In consideration of his acceptance of the appointment as Escrow Agent, the Company agrees to (1) indemnify and hold the Escrow Agent harmless as to any liability incurred by him to any person, firm or corporation by reason of his having accepted the same or in carrying out any of the terms hereof; and (2) reimburse the Escrow Agent for all his expenses, including, among other things, counsel fees and court costs, incurred by reason of his position hereunder or actions taken pursuant to hereto. This Paragraph shall survive termination of this Agreement.

Very truly yours,

INDEPENDENT BANK GROUP, INC.

By:
Title:

ACCEPTED BY:

ESCROW AGENT

By:
, Treasurer

IBG Restricted Stock Award Agreement/Joint Escrow Instructions

EXHIBIT D

IRREVOCABLE PROXY

For

RESTRICTED STOCK OF INDEPENDENT BANK GROUP, INC.

IBG Restricted Stock Award Agreement/Irrevocable Proxy for Restricted Stock

IRREVOCABLE PROXY

For

RESTRICTED STOCK OF INDEPENDENT BANK GROUP, INC.

Dated as of                 , 20

The undersigned hereby appoints the Board of Directors of Independent Bank Group, Inc., a Texas corporation (the “Company”), and each member thereof, acting together or individually, proxies and hereby authorizes the proxies, or any of them, to exercise all voting rights to which the undersigned may be entitled by virtue of his ownership of Restricted Stock (the “Proxied Interest”) in the Company, by written consent or agreement (as permitted by the Company’s Amended and Restated Certificate of Formation, as amended, its Bylaws and the laws of the State of Texas pertaining to stockholder rights) and at all meetings of the stockholders of the Company, with full power of substitution, in the same manner and to the same extent that the undersigned might were he to execute a consent or personally attend such meetings, to the extent of the Proxied Interest. This is an irrevocable proxy coupled with an interest. This irrevocable proxy shall remain in full force and effect with respect to each share of Restricted Stock in the Company owned by the undersigned until the earlier of (a) termination of this irrevocable proxy by the Board of Directors of the Company or (b) such time as restrictions on such share of Restricted Stock have lapsed and such share has become Vested. Capitalized terms not defined herein shall have the meanings assigned thereto in the Restricted Stock Award Agreement of even date herewith between the undersigned and the Company.

Printed Name:

IBG Restricted Stock Award Agreement/Irrevocable Proxy for Restricted Stock

EXHIBIT E

EMPLOYEE AGREEMENT

IBG Restricted Stock Award Agreement/Employee Agreement

EXHIBIT F

DESCRIPTION OF EXISTING AWARDS MADE TO GRANTEE

None

IBG Restricted Stock Award Agreement/Description of Existing Awards Made to Grantee